BETHLEHEM STEEL CORPORATION
                      Corporate Communication Division
                         Public Affairs Department
                            1170 Eighth Avenue
                          Bethlehem, PA 18016-799
                          (610) 694-3711 - Phone
                           (610) 694-1509 - Fax


FOR IMMEDIATE RELEASE


          BETHLEHEM, Pa., January 5, 1998 - In response to media inquiries concerning a joint announcement earlier today by Bethlehem Steel
Corporation and Lukens, Inc., the following statement was issued by
Bethlehem:

          Bethlehem Steel Corporation confirmed today that it has increased its offer to acquire Lukens Inc. to $30 per share by amending the definitive merger agreement it had signed with the Coatesville, Pa.-based steelmaker on December 15, 1997. Under the amended agreement signed by Bethlehem and Lukens, Bethlehem would acquire Lukens in a transaction valued at about $740 million, including the assumption of about $250 million of debt. The equity value of the transaction is about $490 million. Of the total consideration to be paid by Bethlehem, 68% will be in the form of cash, with the remaining 32% to be in the form of Bethlehem common stock. The amount of Bethlehem common stock to be issued for each Lukens' share exchanged for Bethlehem common stock will be based on the 15-day average closing price of Bethlehem common stock prior to the closing of the transaction, but will not be less than 2.878 Bethlehem shares or more than
4.317 Bethlehem shares. Under the


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agreement, Bethlehem will issue no more than 22.5 million shares, nor less than 15.1 million shares, of its common stock.

          Curtis H. Barnette, chairman and chief executive officer of Bethlehem, said, "We continue to believe that this transaction has significant strategic benefits to Bethlehem, and that the combination of the strengths of each company will establish the premier plate business in North America and, perhaps, the world.

          Moreover, we believe it will create a more globally competitive and customer-focused plate business, with the broadest range of plate products in the industry. It will also result in significant synergies, improved customer satisfaction, overall lower costs and, we believe, enhanced stockholder value."

          Bethlehem said there were a number of reasons why the company was able to improve the consideration from its previously signed definitive merger agreement with Lukens to a level superior to Allegheny Teledyne Incorporated's recent $28 per share offer to acquire Lukens. First, the combination will generate identifiable operating and administrative synergies at the high end of the range of synergies that Allegheny Teledyne said it could achieve from its combination with Lukens. In addition, Bethlehem will be able to utilize its significant tax net operating carryforwards to shield Lukens' pre-tax earnings and the pre-tax synergies from its combination with Lukens.

          Bethlehem said that it is continuing to actively study options for maximizing the value of Lukens' stainless businesses and its Washington Specialty Metals business, a leading distributor of stainless steel products. Bethlehem said that these operations

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are not part of its core business strategy and, therefore, it would divest these assets. Bethlehem said that it believed these businesses had very good potential for significant value.

          Bethlehem said that it continues to believe that the combination would increase its earnings per share after an initial transition period required to integrate the operations of the two companies and to sell the stainless assets. The transaction is expected to close by early Second Quarter 1998, subject to approval by Lukens' shareholders and regulatory authorities.

          In announcing the amended agreement, Bethlehem said it would act promptly after closing to combine the plate businesses of both companies and to take full and immediate advantage of the merged facilities' capabilities. As previously announced, Bethlehem said it would have the Bethlehem and Lukens' plate operations function as a separate Division of Bethlehem, headquartered in Coatesville, with consolidated operations and marketing responsibilities. Mr. Barnette said, "This will allow the newly created Business Division, which is to be called the "Bethlehem-Lukens Plate Division", to concentrate solely on the plate business and to provide its customers a greater level of quality and service." Mr. Barnette also said, "The Division's name would allow for continued recognition of the Lukens name, which has a rich history and importance in the marketplace, with Lukens' employees and others."

          Bethlehem's three plate mills -- Burns Harbor's 160" and 110" sheared plate mills and Sparrows Point's 160" sheared plate mill -- have annual shipments of about 1.5 million tons. Lukens ships approximately 750,000 tons of carbon and alloy plate

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and 260,000 tons of stainless steel products from its Coatesville 140" and
206" plate mills, its Conshohocken 110" combination Steckel/sheared mill and its stainless facilities in Pennsylvania and Ohio.

          After an appropriate period of transition, the new Division will operate four of the six carbon and alloy plate mills now operated by both companies. Bethlehem said that the business of the Coatesville 206" plate mill and Sparrows Point's 160" plate mill will be consolidated with the other four plate mills. These two mills will be closed at a future time to be determined, consistent with customer requirements and other factors. The combined business will produce the widest range of plate gauges and grades in North America, including carbon, alloy, resulphurized, high strength-low alloy, normalized, quenched and tempered, and clad. Bethlehem said that the rationalization of its Sparrows Point 160" plate mill was appropriate even though this mill is a competitive and profitable mill that benefits from Sparrows Point having among the lowest cost slabs in the domestic steel industry for rolling into plate products. The Lukens' 110" Conshohocken Steckel mill is currently underutilized and would receive slabs from Sparrows Point, and has the capability, along with Burns Harbor's plate capability, to handle all of Sparrows Point's 160" plate mill business without any loss of shipments. However, there is expected to be significantly improved operating efficiencies as a result of the higher volumes. Discontinuing the Sparrows Point plate mill will result in a restructuring charge at the time the transaction closes of no more than $50 million.

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          The Bethlehem-Lukens combination should significantly reduce costs by improving utilization of the remaining mills. Lukens has just completed a major modernization program to enhance melting, rolling and certain finishing capabilities, which will enhance the new Division's strengths. Bethlehem said that the combined plate businesses would cause it to be one of the lowest-cost carbon and alloy plate producers, to improve the utilization of its raw steelmaking capabilities, and to reduce administrative and associated costs.

          The principal consuming industries for plate products are construction, farm equipment, industrial machinery, oil and gas pipeline, pipe and tube, railroad cars, service centers, shipbuilding and transportation. The total domestic sales for both cut and coil plate were about twelve million tons in 1997, including about 25 percent imports.

          Bethlehem Steel, with current annual sales of about $4.7 billion, is the second largest steel company in the United States. Bethlehem produces plate at its Burns Harbor, Ind. and Sparrows Point, Md. facilities, and consumes plate at its Pennsylvania Steel Technologies' pipe mill in Steelton, Pa. Lukens, which currently has sales of about $1.0 billion per year, is the only steelmaker in North America that produces carbon, alloy and stainless steels on a flexible, fully integrated manufacturing system. Lukens presently has major steelmaking and finishing facilities in Coatesville, Conshohocken, Houston and Washington, Pa., and Massillon, Ohio.

          After the combination of the two companies, Bethlehem's annual sales will be about $5.5 billion per year, with annual shipments of about ten million tons.

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Bethlehem currently has about 15,500 employees and Lukens has about 3,400 employees.

          Following the combination, Mr. Barnette will continue as Chairman and Chief Executive Officer of Bethlehem Steel Corporation. Mr. R.W. Van Sant, currently Chairman and Chief Executive Officer of Lukens Inc., will serve as the President of the Bethlehem-Lukens Plate Division.

          J.P. Morgan acted as financial advisor to Bethlehem on the transaction.



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